  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 7, 2015

Griffin Capital Essential Asset REIT II, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  333-194280

MD	46-4654479
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, CA 90245
(Address of principal executive offices, including zip code)

(310) 469-6100
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure
On July 7, 2015, Griffin Capital Corporation, the sponsor (the "Sponsor") of Griffin Capital Essential Asset REIT II, Inc. (the "Registrant"), issued a press release on behalf of the Registrant, disclosing the acquisition of the Morpho Detection property described below in Item 8.01. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 7.01 disclosure.
Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1 and information set forth therein, is deemed to have been furnished and shall not be deemed to be "filed" under the Securities Exchange Act of 1934.
Item 8.01.    Other Events
Acquisition of Exel property
On June 30, 2015, the Registrant acquired a single story, Class "A" distribution facility consisting of 312,000 net rentable square feet located in Groveport, Ohio (the "Exel property"). The Exel property is leased in its entirety to Exel Inc. ("Exel"). The purchase price for the Exel property was approximately $15.9 million, plus closing costs. The purchase price and acquisition fees and expenses earned by the Registrant's advisor were funded with proceeds from the Registrant's public offering and a draw of $9.5 million pursuant to the Registrant's revolving credit facility with a syndicate of lenders under which KeyBank, N.A. ("KeyBank") serves as administrative agent and JPMorgan Chase Bank, N.A. ("JPMorgan") serves as syndication agent (the "KeyBank Revolving Credit Facility"). The Registrant's advisor earned approximately $0.3 million in acquisition fees in connection with the acquisition of the Exel property. The Registrant incurred acquisition expenses of approximately $0.2 million in connection with the acquisition of the Exel property, approximately $0.1 million of which will be reimbursed to the Registrant's advisor and approximately $0.1 million of which were paid to unaffiliated third parties.
Exel is a logistics company that provides services through every phase of the supply chain for customers in a variety of industries. Exel is a wholly-owned subsidiary of the parent company Deutsche Post DHL ("Deutsche"), the world's leading provider of contract logistics and parent company of DHL, the global leader in international express, overland transport, and air freight. Deutsche is publicly traded on the Frankfurt Stock Exchange and has investment grade credit ratings of 'BBB+' by Fitch and 'Baa1' by Moody's.
The Exel property is located in Groveport, Ohio, approximately 10 miles southeast of Columbus, Ohio. The Exel property is located near a well established logistics infrastructure, with access to the Rickenbacker Airport, Norfolk Southern intermodal, and Interstates I-70, I-71, and I-270. The Exel property is located centrally among Exel's headquarters and its five additional facilities in the Columbus area, which total in excess of 2 million square feet. The Exel property was a build-to-suit constructed in 2015 to meet the specifications of Exel. The Registrant believes the Exel property is a business essential facility to Exel's overall operations due its significant locational benefits in connection with the distribution functions conducted therein.
The Exel lease is a triple-net lease with a remaining term of approximately 7.1 years upon the Registrant's acquisition, expiring in July 2022. The current annual base rent is approximately $1.1 million, with 2.02% average annual rental increases for the remaining duration of the lease. Exel will also pay to the Registrant, as additional rent, any sales, use, commercial activity tax or other tax, or any imposition in lieu thereof imposed upon the rents, use, or occupancy of the Exel property. Under the Exel lease, Exel has two five-year renewal options at fair market value, no termination option, and an option to assign or sublet the Exel property, subject to certain conditions.
The going-in capitalization rate for the Exel property is approximately 7.04%. The going-in capitalization rate is determined by dividing the projected net operating income for the first fiscal year the Registrant owns the property by the acquisition price (exclusive of closing and offering costs). The net operating income is calculated by totaling the sum of all the revenues from the tenant including base rental revenue, parking revenue, and expense reimbursement revenue then deducting the total of all the property expenses including utilities, insurance, real estate taxes, repairs and maintenance, and all property operating expenses. The projected net operating income includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the tenant will perform its obligations under its lease agreement during the next 12 months.

Exel will be responsible for managing the Exel property. Griffin Capital Essential Asset Property Management II, LLC will be paid an oversight fee in an amount of 1% of the gross monthly revenues collected from the Exel property.
Acquisition of Morpho Detection property
On July 1, 2015, the Registrant acquired a two-story, Class "A" office and research and development property consisting of 64,200 net rentable square feet located in Andover, Massachusetts (the "Morpho Detection property"). The Morpho Detection property is leased in its entirety to Morpho Detection LLC ("Morpho Detection"). The purchase price for the Morpho Detection property was $11.5 million, plus closing costs. The purchase price and acquisition fees and expenses earned by the Registrant's advisor were funded with proceeds from the Registrant's public offering, a draw of $6.9 million pursuant to the KeyBank Revolving Credit Facility, and approximately $2.6 million in proceeds from a preferred equity investment made by Griffin Capital Vertical Partners, L.P., an affiliate of the Sponsor, into Griffin Capital Essential Asset Operating Partnership II, L.P., the operating partnership (the "Operating Partnership") of the Registrant, in exchange for preferred units of limited partnership interest in the Operating Partnership. The Registrant's advisor earned approximately $0.2 million in acquisition fees in connection with the acquisition of the Morpho Detection property. The Registrant incurred acquisition expenses of approximately $0.15 million in connection with the acquisition of the Morpho Detection property, approximately $0.06 million of which will be reimbursed to the Registrant's advisor and approximately $0.09 million of which were paid to unaffiliated third parties.
Morpho Detection is a multinational electronic security solutions company, specializing in explosive detection systems for luggage screening in airports and trace detection products used to identify small amounts of chemicals. Morpho Detection is an immediate subsidiary of its guarantor, Morpho SA ("Morpho"), one of nine operating divisions of the parent company, Safran SA ("Safran"). Safran is publicly traded on the Euronext exchange and has an investment grade credit rating of 'A' by Egan Jones, a National Recognized Statistical Rating Organization.
The Morpho Detection property is located in Andover, Massachusetts approximately 20 miles northwest of Boston. The Morpho Detection property serves as the sole facility for the assembly, testing, and shipment of Morpho Detection's trace products, which accounted for 60% of Morpho Detection's overall equipment sales in 2014. Morpho Detection relocated from a nearby facility to the Morpho Detection property in order to maintain their skilled employees and remain connected to the specialized pool of educated individuals in and around the Boston area. The Registrant believes the Morpho Detection property is a business essential facility to Morpho Detection's overall operations due to the operational functions performed therein and its significant locational benefits.
The Morpho Detection lease, as amended, is a triple-net lease with a remaining term of approximately 11.9 years upon the Registrant's acquisition, expiring in May 2027. The current annual base rent is $738,300, with 2.75% average annual rental increases for the remaining duration of the lease. Under the Morpho Detection lease, Morpho Detection has two five-year renewal options at the greater of the fair market value and rent during the last year of the initial term and no termination option. Morpho also serves as the guarantor for Morpho Detection's obligations under the Morpho Detection lease. The going-in capitalization rate for the Morpho Detection property is approximately 6.42%.
Griffin Capital Essential Asset Property Management II, LLC will be responsible for managing the Morpho Detection property and will be paid management fees in an amount of 3% of the gross monthly revenues collected from the Morpho Detection property. Griffin Capital Essential Asset Property Management II, LLC has hired an unaffiliated third party to manage the day-to-day operations and will pay such third party a portion of the management fees paid by the Registrant, unless such management fee can be recovered from the tenant.
Item 9.01.    Exhibits
(d)    Exhibits.
99.1    Press Release regarding the Morpho Detection property dated July 7, 2015

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Essential Asset REIT II, Inc.

Date: July 7, 2015	By:	/s/ Howard S. Hirsch
Howard S. Hirsch
Vice President and Secretary